CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment
No. 9 to Registration Statement No. 333-58643 of Morgan Stanley Value Fund (the
"Fund"), on Form N-1A of our report dated November 21, 2005, appearing in the
September 30, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information, and to the
references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian
and Independent Registered Public Accounting Firm" and "Financial Statements" in
the Statement of Additional Information both of which are part of such
Registration Statement.

Deloitte & Touche LLP
New York, New York
January 25, 2006